Exhibit 10.5

PURCHASE AND SALE AGREEMENT

dated as of October 8, 2024

by and among

SCILEX HOLDING COMPANY, SCILEX PHARMACEUTICALS INC.,

as the Seller Parties

and

efshar hataya ltd, ORAMED PHARMACEUTICALS INC., and 3i, LP

as the Purchasers

i

Exhibits
Exhibit A:	Form of Closing Date Bill of Sale
Exhibit B:	Disclosure Schedule
Exhibit C:	eCapital Payoff Letter
Exhibit D:	Oramed Consent
Exhibit E:	Purchasers Accounts
Exhibit F:	Form of Security Agreement
Exhibit G:	Seller Account
Exhibit H-1:	Development Agreement
Exhibit H-2:	Supply Agreement

ii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of October 8, 2024, is by and between SCILEX PHARMACEUTICALS INC., a Delaware corporation (the “Seller”), SCILEX HOLDING COMPANY, a Delaware corporation (the “Seller Parent”, and together with the Seller, the “Seller Parties”), Efshar Hataya Ltd, a Marshall Islands corporation (“Murchinson”), and Oramed Pharmaceuticals Inc., a Delaware corporation (“Oramed”) and 3I, LP, a Delaware limited partnership (“3i”, and, together with Murchinson and Oramed, collectively, the “Purchasers” and each, individually, a “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Seller holds certain assets and rights relating to the Covered Products; and

WHEREAS, the Seller desires to sell, contribute, assign, transfer, convey and grant to the Purchasers, and the Purchasers desire to purchase, acquire and accept from the Seller, the Purchased Receivables described herein, upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE I
DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“Account Bank” means Bank of America, or such other bank or financial institution approved by each of the Purchasers and the Seller.

“Account Control Agreement” means a springing account control agreement entered into by the Account Bank, the Seller and the Purchasers in form and substance reasonably satisfactory to the Purchasers, pursuant to which, among other things, the Purchasers shall have control over the Collection Account within the meaning of Section 9-104 of the UCC.

“Affiliate” means, with respect to any designated Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such designated Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person, the conduct of its business, or any of its properties, products or assets.

“Applicable Percentage” means 8%, provided, however, that in addition to any other remedies the Purchasers may have under this Agreement, the Security Agreement, the Account Control Agreement or under Applicable Law, if a Specified Breach Event occurs and remains uncured (such period of time between occurrence of a Specified Breach Event and the beginning of the next fiscal quarter following cure of such Specified Breach Event, the “Specified Breach Period”), the “Applicable Percentage” shall increase to an amount necessary to cause the Covered Product Revenue Payment for each applicable quarter during the Specified Breach Period to equal $750,000.

“Bankruptcy Event” means the occurrence of any of the following in respect of any Person: (a) an admission in writing by such Person of its inability to pay its debts as they become due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or seeking, consenting to the entry of an order for relief in any case under any such law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or (b) of this definition; or (d) without the consent of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person, or, without the consent of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

“Change of Control” means any (a) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of the Seller Parent or the Seller (other than any merger of the Seller with or into the Seller Parent or vice versa) or issuance, sale or exchange of shares (or similar transaction or series of related transactions) of capital stock of the Seller Parent or the Seller in which the holders of the Seller Parent’s or the Seller’s outstanding shares of capital stock immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than 50% of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether the Seller Parent or the Seller, as applicable, is the surviving entity, (b) Disposition of all or substantially all of the properties or assets of the Seller Parent or the Seller or (c) Disposition of all or substantially all of the Product Rights. References to “capital stock” shall be deemed to refer to equity interests of any entity that is not a corporation.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Closing Date Bill of Sale” means that certain bill of sale, dated as of the Closing Date, executed by the Purchasers and the Seller, substantially in the form of Exhibit A.

“Closing Payment” has the meaning set forth in Section 2.2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Collateral” has the meaning set forth in the Security Agreement.

“Collection Account” means a segregated deposit account of the Seller established and maintained at an Account Bank pursuant to an Account Control Agreement for the purpose of receiving payments owed to the Seller in respect of the Covered Products.

“Commercially Reasonable Efforts” or “Commercially Reasonable Actions” means,

(a) with respect to any Intellectual Property Rights in any country, efforts or actions that would be commercially reasonable for an owner and licensor of such Intellectual Property Rights in such country, which owner and licensor is entitled to the full economic benefit of such Intellectual Property Rights without regard to the transactions contemplated by this Agreement or any other business of, or assets owned by, such owner and licensor; and

(b) for purposes of Section 5.6 and Section 5.11, with respect to the efforts to be expended, or considerations to be undertaken, by the Seller or its Affiliates with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as a prudent company in the biotechnology industry of a size comparable to Seller Parties and their Affiliates, taken as a whole, would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the Exploitation of the Covered Products, the Seller may take into account: (i) issues of efficacy, safety, and expected and actual approved labeling, (ii) the expected and actual competitiveness of alternative products sold by third parties in the marketplace, (iii) the likelihood of regulatory approval and/or pricing approval or pricing restrictions given the regulatory structure involved, including regulatory or data exclusivity, and (iv) the expected and actual profitability of the Covered Products, all as measured by the facts and circumstances in existence at the time such efforts are due.

“Confidential Information” has the meaning set forth in Section 8.1.

“Counterparty” means any counterparty to a Material Contract, including Oishi and Itochu under the Development Agreement and Supply Agreement.

“Covered Product Revenue Payment” means, for each calendar quarter from and after October 1, 2024 until the expiration of the Payment Term, the Applicable Percentage of all aggregate Net Sales in the Territory during such calendar quarter.

“Covered Products” means (a) ZTlido (lidocaine topical system) 1.8%, including, without limitation, the composition of matter with the NDC 69557-111-30, (b) SP-103 (lidocaine topical system) 5.4%, and (c) any related, improved, successor, replacement and/or varying dosage forms of the foregoing identified in (a) or (b), including any additional compositions of matter defined as Products under the Development Agreement.

“Designated Transactions” means (i) the consummation of the Merger under and as defined in, and each of the other transactions described in the Agreement and Plan of Merger, dated August 30, 2024 (the “Semnur Merger Agreement” and the Merger described therein, the “Semnur Merger”), by and among Denali Capital Acquisition Corp. (“Denali”), Denali Merger Sub Inc., and Semnur Pharmaceuticals, Inc. (“Semnur”), together with all schedules, annexes, and exhibits thereto (including, without limitation, the Seller Parent’s and Semnur’s entry into the Debt Exchange Agreement dated August 30, 2024 (the “Semnur Debt Exchange Agreement”) and the consummation of the transactions contemplated thereby, including Semnur’s filing of a certificate of designations as contemplated thereby and the issuance by Semnur of Semnur preferred stock to the Seller Parent as described therein, in each case prior to the closing of the Semnur Merger) and each of the Seller Parent’s and Semnur’s performance of and compliance with each of the other terms and conditions of the Semnur Merger Agreement and the Debt Exchange Agreement and all schedules, exhibits, and annexes thereto, (ii) the Seller Parent’s performance of the terms of the Stockholder Support Agreement dated August 30, 2024, by and between the Seller Parent and Denali, (iii) the incurrence, advance and existence of indebtedness owing by Semnur to the Seller Parent, in an aggregate amount not to exceed $60,000,000, subject to the Semnur Debt Exchange Agreement and (iv) the transactions set forth on Schedule 1.1-DT of the Disclosure Schedules.

“Development Agreement” means the Product Development Agreement, dated as of May 11, 2011, by and among Stason Pharmaceuticals, Inc., Oishi Koseido Co., Ltd (“Oishi”) and Itochu Chemical Frontier Corporation (“Itochu”), as amended by (a) the First Amendment to Product Development Agreement, dated as of April 2, 2013, by and among Scilex Pharmaceuticals, LLC, Oishi and Itochu, (b) the Second Amendment to Product Development Agreement, dated as of February 20, 2017, by and among the Seller, Oishi and Itochu, (c) the Third Amendment to Product Development Agreement, dated as of August 29, 2018, by and among the Seller, Oishi and Itochu, (d) the Fourth Amendment to Product Development Agreement, dated as of December 13, 2019, by and among the Seller, Oishi and Itochu and (e) the Fifth Amendment to Product Development Agreement, dated as of April 30, 2021, by and among the Seller, Oishi and Itochu.

“Disclosing Party” has the meaning set forth in Section 8.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof and attached hereto as Exhibit B.

“Disposition” or “Dispose” means, with respect to any Person, directly or indirectly, the sale, assignment, conveyance, transfer, license, sublicense or other disposition (whether in a single transaction or a series of related transactions) (including by way of a sale and leaseback transaction) of property or assets by any Person; provided that in no event shall a Disposition include or be deemed to include any Designated Transaction.

“Disputes” has the meaning set forth in Section 3.11(g).

“Dollar” or the sign “$” means United States dollars.

“eCapital” means eCapital Healthcare Corp., a Delaware corporation.

“eCapital Loan Documents” means (a) that certain Credit and Security Agreement, dated as of June 27, 2023, by and between the Seller and eCapital (the “Credit Agreement”), (b) that certain Guaranty Agreement, dated as of June 27, 2023, by the Seller Parent in favor of eCapital, (c) that certain Subordination Agreement, dated as of September 21, 2023, by and between eCapital, the Seller, and the Note Agent as defined therein and (d) each other “Loan Document” or such similar term as defined in the Credit Agreement, in each case as amended, restated, amended and restated, modified or otherwise supplemented from time to time.

“eCapital Payoff Letter” means a customary payoff letter in respect of Indebtedness of the Seller Parties or their Affiliates under the eCapital Loan Documents from eCapital, including the release of the Collateral (as defined in the Security Agreement), attached hereto at Exhibit C.

“Equity Interests” means, with respect to any Person, all of the (a) shares of capital stock of (or other ownership or profit interests in) such Person, (b) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (c) securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (d) other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Excess Amount” has the meaning set forth in Section 2.1(e).

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.5.

“Exploit” and “Exploitation” shall mean, with respect to a product such as Covered Products, the research, study, development, formulation, processing, engineering, manufacture, testing, seeking and obtaining Regulatory Approval, use, sale, offer for sale (including marketing and promotion) and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, storage, handling and delivering) or other commercialization of such product.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“GMP” means good manufacturing practices and standards for the production of drugs promulgated or endorsed by the FDA, as set forth in 21 C.F.R. Parts 210, 211, 600 through 680, 820, and 1271, as applicable, and comparable regulatory standards promulgated by any other Governmental Authority.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any country.

“Holdco” has the meaning set forth in Section 5.13.

“Holdco Organizational Documents” has the meaning set forth in Section 5.13.

“In-License” means each license, settlement agreement or other agreement or arrangement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates obtains a license or sublicense or a covenant not to sue or similar grant of rights to any patents or other intellectual property rights of such Third Party that is necessary for the Exploitation of a Covered Product.

“Indebtedness” of any Person means (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services (except (i) any accounts payable that arise in the ordinary course of business that are not in dispute and are not 90 days or more past due, (ii) payroll liabilities and deferred compensation, and (iii) any purchase price adjustment, royalty, earnout, milestone payments, contingent payment or deferred payment of a similar nature incurred in connection with any license, lease, contract research and clinic trial arrangements or acquisition), (d) any obligation of such Person as lessee under a capital lease (under GAAP as in effect on the date hereof), (e) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (f) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other guaranty issued by such other Person, (g) any Indebtedness of others secured by a Lien on any asset of such Person, and (h) any Indebtedness of others guaranteed by such Person; provided that intercompany loans among the Seller and its Affiliates shall not constitute Indebtedness.

“Intellectual Property Rights” means any and all of the following: (a) the Patents, (b) all Know-How and (c) all registered and unregistered trademarks, trademark applications, service marks, trade names, logos, packaging design, slogans and internet domain names, in each case, that is owned or controlled by the Seller and used in, relating to or necessary for the Exploitation of the Covered Products.

“IRB” has the meaning set forth in Section 3.12(l).

“Know-How” means any and all technical, scientific, regulatory, and other information, results, knowledge, techniques and data, in whatever form and whether or not confidential, patented or patentable, including inventions, invention disclosures, discoveries, plans, processes, practices, methods, knowledge, trade secrets, know-how, instructions, skill, experience, ideas, concepts, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, and pre-clinical and clinical data), formulae, formulations, compositions, specifications, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions, and all chemical or biological materials and other tangible materials. Know-How does not include any Patent claiming any of the foregoing.

“Knowledge” means, with respect to the Seller Parties, for the purposes of ARTICLE III and Section 5.1(f), the actual knowledge, as of the date of this Agreement, of any of the persons identified on Section 1.1 of the Disclosure Schedule, after due inquiry by each such person of each of his or her direct reports reasonably expected to have actual knowledge of the applicable matter.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale or any sale with recourse, or any other restriction on transfer.

“Loss” means any loss, liability, cost, expense (including actual, reasonable and documented costs of investigation and defense and actual, reasonable and documented attorneys’ fees and expenses), charge, fine, penalty, obligation, judgment, award, assessment, claim or cause of action.

“Material Adverse Effect” means a material adverse effect on (a) the legality, validity or enforceability of the Material Contracts, (b) the ability of the Seller Parties to perform their obligations under any of the Transaction Documents, the Development Agreement, or the Supply Agreement, (c) the rights or remedies of the Purchasers under any of the Transaction Documents, (d) the right of the Purchasers to receive the Purchased Receivables, the timing, amount or duration of the Purchased Receivables, or the right to receive royalty reports and other information (including audit information) on the terms set forth in this Agreement, or (e) the business of the Seller Parties and their Subsidiaries, taken as a whole.

“Material Contract” means the Development Agreement, the Supply Agreement, any agreement or arrangement with a Material Distributor, contract manufacturing organization or contract research organization, and any other agreement or arrangement that is necessary or useful for the Exploitation of the Covered Products.

“Material Current Distributor” has the meaning set forth in Section 3.13(b).

“Material Distributor” means each Material Current Distributor and all other current or future material distributors of the Covered Products.

“Net Sales” means, with respect to any Covered Product commercially sold by a Seller Party, their Affiliates or their distributors in the Territory, the total gross sales billed, invoiced or otherwise recognized as revenue by a Seller Party in respect of sales by a Seller Party, their Affiliates or their distributors to Third Party customers of the Covered Products, less all applicable deductions, to the extent accrued, paid or allowed in the ordinary course of business with respect to the sale of the Covered Products, and to the extent they are in accordance with GAAP in effect in the United States from time to time, consistently applied, including, but not limited to: (a) cash discounts, quantity discounts, promotional discounts, stocking or other promotional allowances; (b) sales and excise taxes, customs and any other indirect taxes, all to the extent added to the sale price and paid by the Seller and not refundable in accordance with Applicable Law (but not including Taxes assessed against the income derived from such sale); (c) freight, insurance and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced; (d) returns, recalls, and returned goods allowances; (e) retroactive corrections including price adjustments (including those on customer inventories following price changes) and corrections for billing errors or shipping errors; and (f) chargebacks, rebates, administrative fees, any other allowances actually granted or allowed to any entity including, but not limited to group purchasing organizations, managed health care organizations and to governments, including their agencies, or to trade customers, in each case that are not Affiliates of the Seller, and which are directly attributable to the sale of the applicable Covered Products.

“New Drug Application” means a New Drug Application, Supplement or an Abbreviated New Drug Application, as those terms are defined in the FDCA and the FDA regulations promulgated thereunder, for any Covered Product.

“Oramed Consent” means the consent from Oramed with respect to the transactions contemplated by this Agreement, including the release of the Purchased Receivables, attached hereto at Exhibit D.

“Oramed Loan Documents” means (a) that certain Senior Secured Promissory Note, dated as of September 21, 2023, made by the Seller Parent in favor of Oramed (the “Oramed Note”) and (b) that certain Subsidiary Guarantee, dated as of September 21, 2023, made by each of the signatories thereto as the “Guarantors” thereunder, in favor of Oramed.

“Out-License” means each license, settlement agreement or other agreement or arrangement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates grants a license, sublicense or similar grant of any Product Application, Regulatory Approval or Intellectual Property Right that is necessary or reasonably useful for the Exploitation of a Covered Product.

“Party” shall mean the Seller Parties or the Purchasers, as the context requires, and “Parties” shall mean, together, the Seller Parties and the Purchasers.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Intellectual Property Rights that are Patents.

“Patents” means any and all issued patents and pending patent applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates, together with any foreign counterparts thereof anywhere, claiming or covering the Covered Products, or composition of matter, formulation, or methods of manufacture or use thereof, that are issued or filed on or after the date of this Agreement, in each such case, which are owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, the Seller or any of its Affiliates, and including, for the avoidance of doubt, the Patents listed on Section 3.11(e) of the Disclosure Schedule.

“Payment Term” means the time period commencing on the Closing Date and expiring on the tenth anniversary of the Closing Date.

“Payoff Date” has the meaning set forth in Section 5.13(c).

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Product Application” means an application for Regulatory Approval to research, study, develop, formulate, process, engineer, manufacture, test, use, market, sell, offer for sale and distribute a product or drug in a country or region, including (a) a New Drug Application, (b) an Investigational New Drug Application, (c) any corresponding foreign application in any country or jurisdiction in the world and (d) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

“Product Rights” means any and all of the following, as they exist throughout the Territory: (a) Intellectual Property Rights, (b) regulatory filings, submissions authorizations and approvals, with or from any Regulatory Agencies with respect to any of the Covered Products, including all Product Applications, (c) In-Licenses and (d) Out-Licenses.

“Purchase Price” means $5,000,000.

“Purchased Receivables” means (a) the Covered Product Revenue Payments, and (b) in the case of (a), all “accounts” (as such term is defined in the UCC) of the Seller with respect to the Covered Product Revenue Payments.

“Purchasers” or “Purchaser” has the meaning set forth in the preamble.

“Purchaser Account” means, with respect to each Purchaser, the account set forth on Exhibit E (or to such other account as a Purchaser shall notify the Seller in writing from time to time), and to the extent any Purchaser’s account is not specified on Exhibit E, such Purchaser shall provide such account information as promptly as practicable.

“Purchaser Connection Tax” means any Taxes imposed (i) as a result of a present or former connection between the Purchasers and the jurisdiction imposing such tax or (ii) any failure of the Purchasers to provide any applicable documentation that is reasonably requested by the applicable withholding agent and that the Purchasers are legally eligible to provide.

“Purchaser Expenses” means all reasonable and documented third-party expenses incurred by the Purchasers in connection with the transactions contemplated by this Agreement on or prior to the Closing.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.

“Purchaser Indemnified Tax” means any withholding Tax (other than a Purchaser Connection Tax) withheld by any licensee, sublicensee, the Seller, or any other applicable withholding agent in respect of any payment made to the Purchasers pursuant to this Agreement or to the Seller (or its Affiliates) that are attributable to the Purchased Receivables; provided that, notwithstanding the foregoing, Purchaser Indemnified Tax shall include any Tax resulting solely from or attributable any action taken or caused to be taken by the Seller or its Affiliates or any failure of such Persons to provide any information that is necessary to establish an exemption, after the effective date hereof, that results in any additional withholding or deduction, which would not have resulted absent the Seller or any of its Affiliates taking, causing to be taken, or failing to take such action.

“Qualified Party” means: (i) a pharmaceutical or biotech company with a market capitalization or enterprise value (as determined in good faith by the Seller) in excess of $500,000,000 at the time of determination; or (ii) any other Person designated as such in writing by the Purchasers.

“Receiving Party” has the meaning set forth in Section 8.1.

“Regulatory Agency” means a Governmental Authority with responsibility for the approval, authorization, registration, permission or allowance of the research, study, development, formulation, processing, engineering, manufacturing, testing, holding, importing, transporting, use, marketing, promotion and sale or offering for sale of pharmaceuticals or other regulation of pharmaceuticals in any country.

“Regulatory Approval” means, collectively, all regulatory approvals, licenses, permissions, allowances, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier or Product Application) pursuant to which the Covered Products may be researched, studied, developed, formulated, processed, engineered, manufactured, tested, held, imported, transported, used, marketed, promoted, sold, offered for sale and distributed by distributors or the Seller, as the case may be, in a jurisdiction, issued by the appropriate Regulatory Agency, including, to the extent required by Applicable Law for the sale of the Covered Product, all pricing approvals and pricing restrictions, and governmental reimbursement approvals and restrictions.

“Rights Transfer” has the meaning set forth in Section 10.3.

“Royalty Payment Date” has the meaning set forth in Section 2.3(a).

“Royalty Report” has the meaning set forth in Section 5.1(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Security Agreement” shall mean the Security Agreement by and among the Seller and the Purchasers, substantially in the form of Exhibit F.

“Seller” has the meaning set forth in the preamble.

“Seller Account” means the account set forth on Exhibit G (or to such other account as the Seller shall notify the Purchasers in writing from time to time).

“Seller Indemnified Party” has the meaning set forth in Section 7.2.

“Seller Parties” has the meaning set forth in the preamble.

“Set-off” means any set-off or off-set.

“Shared Collateral” has the meaning set forth in Section 2.1(e).

“Specified Breach Event” means:

(a) the breach by any Seller Party, as would reasonably be expected to have a Material Adverse Effect, of any of their obligations under any of Section 5.4 (Patent Prosecution, Enforcement, Defense); or

(b) the breach by the Seller of any of its obligations under Section 5.6 (Diligence) and, with respect to clauses (a) and (b) of this definition, where the Purchasers have provided notice of such breach to the Seller Parties in writing and the Seller Parties have not cured such breach within 45 days following receipt in writing of such notice of breach.

“Specified Percentage” means, with respect to Oramed, 50%, with respect to Murchinson, 40%, and with respect to 3i, 10%. The Parties agree to amend this definition of Specified Percentage as necessary to account for any Purchaser’s assignment or transfer of its interests in the Purchased Receivables in accordance with the terms hereof. “Specified Percentages” means, collectively, the Specified Percentage of all Purchasers.

“Studies” has the meaning set forth in Section 3.12(l).

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Equity Interests of such other Person (irrespective of whether at the time Equity Interests of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

“Supply Agreement” means the Commercial Supply Agreement, effective February 16, 2017, by and among the Seller, Oishi and Itochu, as amended by (a) the First Addendum to Commercial Supply Agreement, dated as of August 31, 2017, by and among the Seller, Oishi and Itochu, (b) the Second Addendum to Commercial Supply Agreement, dated as of May 9, 2018, by and among the Seller, Oishi and Itochu and (c) the Third Addendum to Commercial Supply Agreement, dated as of August 30, 2018, by and among the Seller, Oishi and Itochu.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, escheat or unclaimed property, sales, use, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including, in each case, (a) any interest, penalty or addition thereto and (b) whether disputed or not.

“Territory” means worldwide.

“Third Party” means any Person that is not a Party.

“Third Party Claim” means any claim, action, suit or proceeding by a Third Party, including any investigation by any Governmental Authority.

“Transaction Documents” means this Agreement, the Account Control Agreement, the Security Agreement, the eCapital Payoff Letter, the Oramed Consent, and the Closing Date Bill of Sale.

“Transfer Notice” has the meaning set forth in Section 10.3.

“Transferring Purchaser” has the meaning set forth in Section 10.3.

“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(d) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of Delaware, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non- perfection.

Section 1.2 Rules of Construction.

(a) Unless the context otherwise requires, in this Agreement:

(i) a term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(ii) unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC;

(iii) words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;

(iv) the terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation”;

(v) unless otherwise specified, references to a contract or agreement include references to such contract or agreement as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with its terms (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein), and include any annexes, exhibits and schedules hereto or thereto, as the case may be;

(vi) any reference to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Document) and any reference to a Person in a particular capacity excludes such Person in other capacities;

(vii) references to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment thereof or any substitution therefor;

(viii) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(ix) the words “hereof,” “herein,” “hereunder” and similar terms shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified;

(x) the definitions of terms shall apply equally to the singular and plural forms of the terms defined;

(xi) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”;

(xii) where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly; and

(xiii) any reference to a consent, waiver or approval of the Purchasers shall be construed to require the consent or approval of the Purchasers holding at least 80% of the Specified Percentage in the aggregate; provided, for the avoidance of doubt, that if a Purchaser is seeking consent or approval of an action under this Agreement, such Purchaser’s Specified Percentage shall count towards such 80% threshold.

(b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Each Party acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement and the other Transaction Documents.

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED RECEIVABLES

Section 2.1 Purchase and Sale.

(a) Subject to the terms and conditions of this Agreement, on the Closing Date, the Seller hereby sells, contributes, assigns, transfers, conveys and grants to each Purchaser, and each Purchaser hereby purchases, acquires and accepts from the Seller, all of the Seller’s rights, title and interest in and to such Purchaser’s Specified Percentage of the Purchased Receivables, free and clear of any and all Liens, other than those Liens created under the Transaction Documents.

(b) The Seller and the Purchasers intend and agree that the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Receivables under this Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by the Seller to the Purchasers of the Purchased Receivables (including for U.S. federal income tax purposes) and that such assignment and sale shall provide the Purchasers with the full benefits of ownership of the Purchased Receivables, solely during the Payment Term. Neither the Seller nor the Purchasers intend the transactions contemplated hereby to be, or for any purpose (including U.S. federal income tax purposes) characterized as, a loan from the Purchasers to the Seller or a pledge or assignment or a security agreement. The Seller Parties waive any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by the Seller to the Purchasers of the Purchased Receivables under Applicable Law, which waiver shall be enforceable against the Seller Parties in any Bankruptcy Event in respect of the Seller Parties.

(c) The Seller hereby authorizes each Purchaser and its agents and representatives to execute, record and file, and consents to each Purchaser and its agents and representatives executing, recording and filing, at each Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto, in such manner and in such jurisdictions as are necessary or appropriate to evidence or perfect the sale, assignment, transfer, conveyance and grant by the Seller to such Purchaser, and such Purchaser’s first priority security interest in and to all of the Seller’s right, title and interest in, to and under such Purchaser’s Specified Percentage of the Purchased Receivables.

(d) Notwithstanding that the Seller and the Purchasers expressly intend for the sale, assignment, transfer, conveyance and granting of the Purchased Receivables to be a true, complete, absolute and irrevocable sale and assignment, the Seller hereby assigns, conveys, grants and pledges to each Purchaser, as security for their obligations created hereunder in the event that the transfer of the Purchased Receivables contemplated by this Agreement is held not to be a sale, a first priority security interest in and to all of the Seller’s right, title and interest in, to and under such Purchaser’s Specified Percentage of the Purchased Receivables and, in such event, this Agreement shall constitute a security agreement.

(e) Each Purchaser acknowledges and agrees that such Purchaser’s Specified Percentage of the Purchased Receivables is separate and distinct from the other Purchaser’s Specified Percentage of the Purchased Receivables. Notwithstanding the foregoing, in the event that, at any time, any of the Seller’s property or assets secure the Seller’s obligations to both Purchasers pursuant to Section 2.1(d) (“Shared Collateral”), the Purchasers agree that (i) notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any security interest (including a security interest that arises upon the sale of a right to payment) or Lien in favor of a Purchaser on any Shared Collateral securing such obligations or arising upon such sale, and notwithstanding any provision of the UCC of any jurisdiction, any other applicable law, or any agreement between the Parties related to such Shared Collateral, any valid and perfected Liens on any Shared Collateral shall be of equal priority with other valid and perfected Liens on such Shared Collateral and (ii) the Liens securing Seller’s obligations to each Purchaser pursuant to Section 2.1(d) or arising upon the sale create separate and distinct Liens of equal pari passu payment and lien priority on the Shared Collateral. To the extent that any Purchaser receives any Shared Collateral, payment or proceeds of or with respect to the Shared Collateral as a Purchaser hereunder in excess of such Purchaser’s pro rata share (based upon the Specified Percentages) for any reason (collectively, an “Excess Amount”), such Purchaser shall turnover such Excess Amount to each other Purchaser so that all Purchasers receive their pro rata share thereof. Until such turnover occurs the Purchaser shall hold such Excess Amount in trust for each other Purchaser.

Section 2.2 Payment of the Purchase Price. In full consideration for the sale, transfer, conveyance and granting of the Purchased Receivables, and subject to the terms and conditions set forth herein, at the Closing, each Purchaser shall pay to the Seller an amount equal to such Purchaser’s Specified Percentage of the Purchase Price minus such Purchaser’s Expenses, in immediately available funds by wire transfer to the Seller Account (the “Closing Payment”); provided, however, that Oramed’s portion of the Purchaser’s Specified Percentage of the Purchase Price shall be paid by exchanging a portion of the outstanding principal balance under the Oramed Note equivalent to its portion of the Closing Payment, which amount shall be extinguished and reduce the outstanding balance under the Oramed Note.

Section 2.3 Payment of Purchased Receivables to the Purchasers.

(a) In consideration of the Purchasers paying the Purchase Price hereunder, for the duration of the Payment Term, the Seller shall pay to each Purchaser, by wire transfer of immediately available funds in U.S. dollars to such Purchaser’s Purchaser Account, without any Set-off (subject, in each case, to Section 5.9), such Purchaser’s Specified Percentage of the Covered Product Revenue Payments for each calendar quarter (commencing with the calendar quarter beginning October 1, 2024) promptly, but in any event no later than 60 calendar days after the end of each calendar quarter (each such date, a “Royalty Payment Date”).

(b) A late fee of 1.25% over the Applicable Percentage (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Covered Product Revenue Payment from the applicable Royalty Payment Date. The imposition and payment of a late fee shall not constitute a waiver of the Purchaser’s rights with respect to such payment default. Such accrued late fee will be compounded annually. Payment of such accrued late fee shall accompany payment of the outstanding Covered Product Revenue Payment.

(c) On or prior to each applicable quarterly Royalty Payment Date, the Seller shall provide to each of the Purchasers a written report pursuant to Section 5.1(c).

Section 2.4 No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchasers are purchasing, acquiring and accepting only the Purchased Receivables and are not assuming any liability or obligation of the Seller or any of the Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, including any liability or obligation of the Seller under the Material Contracts. All such liabilities and obligations shall be retained by, and remain liabilities and obligations of, the Seller or the Seller’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.5 Excluded Assets. The Purchasers do not, by purchase, acquisition or acceptance of the right, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of the Seller under the Material Contracts, other than the Purchased Receivables, or any other assets of the Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth on the Disclosure Schedule, the Seller Parties, jointly and severally, hereby make each of the following representations and warranties to the Purchasers:

Section 3.1 Organization.

(a) The Seller Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority, and all licenses, permits, registrations, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business, as now conducted, and to exercise its rights and to perform its obligations. The Seller Parent is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not have a Material Adverse Effect).

(b) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority, and all licenses, permits, registrations, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business, as now conducted, and to exercise its rights and to perform its obligations. The Seller is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not have a Material Adverse Effect).

(c) Other than the Seller, no other Subsidiary of the Seller Parent has any ownership interest in, or assets relating to, the Purchased Receivables, the Product Rights, the Collateral, or the Covered Products.

(d) Semnur has no ownership interest in, or assets relating to, the Purchased Receivables, the Product Rights, the Collateral, or the Covered Products.

Section 3.2 No Conflicts.

(a) Except as set forth on Section 3.2(a) of the Disclosure Schedules, the execution and delivery by the Seller Parties of this Agreement or any of the other Transaction Documents, the performance by the Seller Parties of their obligations hereunder or thereunder or the consummation by the Seller Parties of the transactions contemplated hereby or thereby will not (i) contravene, conflict with or violate any term or provision of any of the organizational documents of the Seller Parties or any of their Subsidiaries, (ii) contravene, conflict with or violate, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Seller Parties or any of their Subsidiaries or any of their respective assets or properties may be subject or bound, except as would not have a Material Adverse Effect, (iii) result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of, or payment under, or cancel or terminate other than under the eCapital Loan Documents and the Oramed Loan Documents, (A) except as would not be reasonably expected to result in a Material Adverse Effect, to any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Seller Parties or any of their Subsidiaries is a party or by which the Seller Parties or any of their Subsidiaries or any of their respective assets or properties is bound or committed (other than any Material Contract) or (B) any Material Contract, and (iv) except as provided in any of the Transaction Documents, result in or require the creation or imposition of any Lien on the Intellectual Property Rights, the Covered Products, the Material Contracts or the Purchased Receivables.

(b) Other than under the eCapital Loan Documents and the Oramed Loan Documents, the Seller Parties have not granted, nor does there exist, any Lien on or relating to the Material Contracts, the Intellectual Property Rights, or the Covered Products. Except for Liens created under the Transaction Documents and the eCapital Loan Documents and the Oramed Loan Documents, the Seller Parties have neither granted, nor does there exist, any Lien on or relating to the Purchased Receivables. Except for the Out-Licenses listed on Section 3.2(b) of the Disclosure Schedule, there are no licenses, sublicenses or other rights under the Intellectual Property Rights that have been granted by the Seller Parties to any Third Party with respect to the Exploitation of the Covered Products in the Territory.

Section 3.3 Authorization. Each Seller Party has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the performance by each Seller Party of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of such Seller Party. This Agreement has been, and on or prior to Closing each of the other Transaction Documents will be, duly executed and delivered by an authorized officer of the Seller Parties. This Agreement constitutes, and as of the Closing each of the Transaction Documents will constitute, the legal, valid and binding obligation of the Seller Parties, enforceable against the Seller Parties in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 3.4 Ownership. Except as set forth on Section 3.4 of the Disclosure Schedules, the Seller Parties are collectively the exclusive owner, or exclusive licensee, of the entire right, title (legal and equitable) and interest in, to and under the Purchased Receivables and, solely with respect to the Exploitation of the Covered Products, the Intellectual Property Rights. Except for under the eCapital Loan Documents and the Oramed Loan Documents, the Purchased Receivables sold, assigned, transferred, conveyed and granted to the Purchasers have not been pledged, sold, assigned, transferred, conveyed or granted by the Seller to any other Person. After giving effect to the eCapital Payoff Letter and the Oramed Consent, the Seller has the full right to sell, assign, transfer, convey and grant the Purchased Receivables to the Purchasers. Upon the sale, assignment, transfer, conveyance and granting by the Seller of the Purchased Receivables to the Purchasers, the Purchasers shall acquire good and marketable title to the Purchased Receivables free and clear of all Liens, other than those Liens created under the Transaction Documents, and shall collectively be the exclusive owner of the Purchased Receivables.

Section 3.5 Governmental and Third Party Authorizations. The execution and delivery by the Seller Parties of this Agreement and the other Transaction Documents, the performance by the Seller Parties of their respective obligations hereunder and thereunder and the consummation by the Seller Parties of the transactions contemplated hereby and thereby do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by, or filing with, any Governmental Authority or any other Person, except for (i) the filing of a Current Report on Form 8-K with the SEC, (ii) the filing of UCC financing statements and (iii) the eCapital Payoff Letter and the Oramed Consent.

Section 3.6 No Litigation.

(a) Except as set forth on Schedule 3.6(a), there is no action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena or other proceeding (whether civil, criminal, administrative, regulatory or informal) (i) pending or, to the Knowledge of the Seller, threatened by or against the Seller Parties or any of their Subsidiaries or (ii) to the Knowledge of the Seller, pending or threatened by or against any Counterparty or their Affiliates, in each case, in respect of the Material Contracts, the Intellectual Property Rights, the Covered Products or the Purchased Receivables, at law or in equity, that (i) would reasonably be expected to result in a liability to the Seller Parties in excess of $500,000 or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Seller Parties are party.

(b) There is no inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority (i) pending or, to the Knowledge of the Seller, threatened against the Seller Parties or any of their Subsidiaries or (ii) to the Knowledge of the Seller, pending or threatened by or against any Counterparty, in each case in respect of the Material Contracts, the Intellectual Property Rights, the Covered Products or the Purchased Receivables that (A) would reasonably be expected to result in a liability to the Seller Parties in excess of $500,000 or (B) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Seller Parties are party.

(c) To the Knowledge of the Seller, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such action, suit, arbitration proceeding, claim, demand, proceeding, inquiry or investigation referred to in Section 3.6(a) or 3.6(b). To the Knowledge of the Seller, there is no inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority in respect of any Third Party customer in respect of the further sale, use or application of any Covered Product.

Section 3.7 Indebtedness; Solvency.

(a) Schedule 3.7(a) sets forth a complete list of all outstanding Indebtedness of the Seller.

(b) No Bankruptcy Event has occurred with respect to the Seller.

(c) Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (i) the fair value of the Seller Parties’ assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (ii) the present fair saleable value of the Seller Parties’ assets, including, for the avoidance of doubt, the Intellectual Property Rights, will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured in the normal course of business, (iii) the Seller Parties will be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they mature Seller Parties will have free cash on hand with which to engage in its business as now conducted, (iv) the Seller Parties do not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (v) the Seller Parties will not have become subject to any Bankruptcy Event and (vi) the Seller Parties will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. For purposes of this Section 3.7(c), the amount of all contingent obligations at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

Section 3.8 Tax Matters.

(a)   No deduction or withholding for or on account of any Tax has been made from any payment to the Seller Parties or any of their Affiliates under any Covered License Agreement. No applicable withholding agent under any Covered License Agreement or any taxing authority has ever notified the Seller Parties that any such withholding was required or would have been required absent the Seller’s qualification for benefits under an applicable income Tax treaty. The Seller Parties have filed (or caused to be filed) all material Tax returns and material Tax reports relating to the Covered Products required to be filed under Applicable Law and have paid all material Taxes relating to the Covered Products required to be paid by them (including, in each case, in its capacity as a withholding agent), except for any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with the generally accepted accounting principles applicable to the Seller Parties, as in effect from time to time.

(b)   There are no existing Liens for Taxes on the Purchased Receivables (or any portion thereof).

Section 3.9 No Brokers’ Fees. The Seller Parties have not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 3.10 Compliance with Laws. None of the Seller Parties nor any of their Subsidiaries (a) has violated or is in violation of, has been given written notice of any violation of, or, to the Knowledge of the Seller, is under investigation with respect to or has been threatened to be charged with, any material violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit, registration or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation or consent order issued or entered by any Governmental Authority, in each case, in a manner that would be reasonably expected to materially and adversely affect the Covered Products.

Section 3.11 Intellectual Property Matters.

(a) Section 3.11(a) of the Disclosure Schedule sets forth an accurate and complete list of all issued Patents and pending Patent applications. For each Patent listed on Section 3.11(a) of the Disclosure Schedule the Seller Parties have indicated (i) the countries in which such Patent is pending, allowed, granted or issued, (ii) including a notation of any term extensions, the patent number and/or patent application serial number, (iii) the scheduled expiration date of each such issued Patent, (iv) the expected scheduled expiration date of each Patent issuing from such pending Patent application once issued and (v) the registered owner thereof.

(b) Except as otherwise set forth on Section 3.11(a) of the Disclosure Schedule, the Seller is the sole and exclusive owner of each of the Patents listed on Section 3.11(a) of the Disclosure Schedule and each of the inventions claimed in such Patents.

(c) To the Knowledge of the Seller, in each Patent listed on Section 3.11(a) Schedule, there is at least one valid claim (treating pending claim as if issued) that would be infringed by the Exploitation of the Covered Products, as applicable.

(d) There are no unpaid maintenance or renewal fees payable by the Seller Parties to any Third Party that currently are overdue for any of the Patents. No Patents listed on Section 3.11(a) of the Disclosure Schedule have lapsed or been abandoned, cancelled or expired.

(e) To the Knowledge of the Seller, each Person who has or has had any rights in or to the Patents, including each inventor named on the Patents, has executed a contract assigning his, her or its entire right, title and interest in and to such Patents and the inventions embodied, described and or claimed therein, to the owner thereof, and each such contract has been duly recorded in each Patent Office wherein it would be necessary or advisable, as determined by the Seller Parties in their commercially reasonable judgement, to document such assignment.

(f) To the Knowledge of the Seller, each individual associated with the filing and prosecution of the Patents, including the named inventors of the Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of the Patents (including any relevant prior art), in each case, in those jurisdictions where such duties exist.

(g) Subsequent to the issuance of each Patent, neither the Seller Parties nor, to the Knowledge of the Seller, any Counterparty, has filed any terminal disclaimer or made or permitted any other voluntary reduction in the term of such Patent.

(h) There is no pending or, to the Knowledge of the Seller, threatened opposition, interference, reexamination, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) challenging the legality, validity, scope, enforceability or ownership of any of the Intellectual Property Rights. To the Knowledge of the Seller, there are no pending or threatened Disputes by any Counterparty, or their Affiliates or sublicensees, challenging the legality, validity, scope, enforceability or ownership of any of the Intellectual Property Rights. There are no Disputes by or with any Third Party against the Seller Parties involving any of the Covered Products. The Intellectual Property Rights are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute. There are no proceedings, other than proceedings in the ordinary course of patent prosecution with respect to the Patents listed on Section 3.11(a) of the Disclosure Schedule.

(i) There is no pending action, suit, proceeding, investigation or claim against a Seller Party related to the Covered Products. To the Knowledge of the Seller, there is no threatened action, suit, proceeding, investigation or claim, and, to the Knowledge of the Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would reasonably be expected to give rise to or serve as a basis for any action, suit, proceeding, investigation or claim by any Person that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Covered Product does or could infringe on any patent or other intellectual property rights of any Third Party or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights.

(j) To the Knowledge of the Seller, there are no patents issued, and no pending patent applications with claims reasonably likely to issue, owned by any Third Party, that (A) the Counterparties, as applicable, do not have a right to use that would be infringed by Counterparty’s Exploitation of a Covered Product, as applicable, but for Counterparty’s rights in such patents and patent applications, or (B) the Seller does not have a right to use that would be infringed by the Seller’s Exploitation of a Covered Product but for the Seller’s rights in such patents and patent applications.

(k) To the Knowledge of the Seller, there is no Person infringing any of the Intellectual Property Rights, and neither of the Seller has received any written notice under any of the Material Contracts or put any Person on notice, of actual or alleged infringement of any of the Intellectual Property Rights.

(l) The Seller and, to the Knowledge of the Seller, each Counterparty has taken all reasonable precautions to protect the secrecy, confidentiality and/or value of the applicable Know-How.

(m) The Intellectual Property Rights constitute all of the intellectual property owned or licensed by the Seller Parties or any of their Affiliates that is, to the Seller’s Knowledge, necessary or useful for the manufacture, use or sale of the Covered Products.

(n) No legal opinion concerning or with respect to any Third Party intellectual property rights relating to the Covered Products, including any freedom-to-operate, product clearance, patentability, validity or right-to-use opinion, has been delivered to the Seller Parties.

(o) To the Knowledge of the Seller, there is no Person who is or claims to be an inventor under any Patent who is not a named inventor thereof and the list of inventors named in each issued and unexpired Patent listed on Section 3.11(a) of the Disclosure Schedule is current and complete.

(p) The patents listed on Section 3.11(a) of the Disclosure Schedule marked with an “*” constitute all the patents necessary or useful for the Exploitation of the Covered Product as of the date hereof.

Section 3.12  Regulatory Approval and Marketing.

(a) To the Knowledge of the Seller Parties, each Counterparty is in compliance with its material obligations to seek, obtain and maintain Regulatory Approval for the Covered Products to the extent required by the applicable Material Contract.

(b) The Seller Parties are in compliance with their obligations to seek, obtain and maintain Regulatory Approval for the Covered Products.

(c) The Seller Parties possess and, to the Knowledge of the Seller Parties, each Counterparty possesses all permits, licenses, registrations, authorizations and permissions, including Regulatory Approvals from the FDA and other Governmental Authorities required for the conduct of their business as currently conducted and for the development and Exploitation of the Covered Products, and all such permits, licenses, registrations, authorizations and permissions are in full force and effect.

(d) The Seller Parties have not and, to the Knowledge of the Seller Parties, each Counterparty has not received any written communication from any Governmental Authority alleging any failure of the Seller Parties or each Counterparty to materially comply with any Applicable Laws, including any terms or requirements of any Regulatory Approval and, to the Knowledge of the Seller, there are no facts or circumstances that are reasonably likely to give rise to any revocation, withdrawal, suspension, hold or clinical hold, cancellation, limitation, termination or adverse modification of any Regulatory Approval.

(e) To the Knowledge of the Seller Parties, none of the officers, directors, or employees of the Seller Parties, its Affiliates or a Counterparty involved in any Product Application and related preclinical or clinical studies, has been:

(i) convicted of any crime or engaged in any conduct for which debarment or suspension is authorized by 21 U.S.C. § 335a nor, to the Knowledge of the Seller Parties, are any debarment proceedings or investigations pending or threatened against the Seller Parties, their Affiliates or a Counterparty or any of their respective officers, employees or agents;

(ii) charged, named in a complaint, convicted, or otherwise found liable in any proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a - 7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. § 1320a-7a, or any other Applicable Law; or

(iii) disqualified or deemed ineligible pursuant to 21 C.F.R. §312.70 or otherwise restricted, in whole or in part, or subject to an assurance.

(f) To the Knowledge of the Seller Parties, none of the officers, directors, employees, Affiliates or Counterparties of the Seller Parties or any of their agents or consultants has (A) made an untrue statement of fact or fraudulent statement to any Regulatory Agency or failed to disclose a fact required to be disclosed to a Regulatory Agency; or (B) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(g)   All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for Regulatory Approval from the FDA or other Governmental Authority for Covered Products, when submitted to the FDA or other Governmental Authority were true, complete and correct in all respects as of the date of submission or any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority.

(h)   All preclinical and clinical trials conducted by or on behalf of the Seller Parties and their Affiliates, the results of which have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, in connection with any request for a Regulatory Approval, are being or have been conducted in compliance in all respects with all Applicable Laws.

(i) All Covered Products and, to the Knowledge of the Seller Parties, all Covered Products, have been researched, studied, developed, formulated, processed, engineered, manufactured, tested, used, marketed, promoted, sold, offered for sale, stored, imported, transported and held, in all respects in accordance with all permits, licenses, registrations, permissions, authorizations, Regulatory Approvals and Applicable Laws.

(j) Neither Seller Party nor any Affiliate have received any written notice from a Governmental Authority that such Governmental Authority, including without limitation the FDA, the Office of the Inspector General of the United States Department of Health and Human Services or the United States Department of Justice has commenced or threatened to initiate any action against the Seller Parties or an Affiliate, any action to enjoin a Seller Party, its respective officers, directors, employees, agents and Affiliates from conducting its business at any facility owned or used by it, or any action for any material civil penalty, injunction, seizure or criminal action.

(k) Neither Seller Party nor any Affiliate or, to the Knowledge of the Seller Parties, any Counterparty have received from the FDA, a Warning Letter, Form FDA-483, “Untitled Letter,” written notice of an investigation, request for corrective or remedial action, written notice of other adverse finding or similar written correspondence or written notice alleging violations of Applicable Laws enforced by the FDA or any comparable written correspondence from any other Governmental Authority, in each case, with regard to any Covered Product or the research, study, development, formulation, processing, engineering, manufacture, testing, packaging, labeling, storage, handling, holding, import, transport, distribution, use, sale, offer for sale, marketing or promotion thereof. No Covered Product has been subject to any import detention or refusal by the FDA or other similar Governmental Authority or any safety alert issued by the FDA or other similar Governmental Authority.

(l) Neither the Seller Parties, any Affiliate or, to the Knowledge of the Seller Parties, any Counterparty, nor any Person providing services to the Seller Parties have received any written notice from the FDA, any other Governmental Authority, any Institutional Review Board (“IRB”), or other Person or board responsible for the oversight or conduct of any pre-clinical studies, animal studies, and clinical trials concerning a Covered Product, (collectively “Studies”) requiring or threatening the termination, suspension, material modification or restriction, delay, or clinical hold of, or otherwise rejecting any Study that was, is planned to be, or is being conducted. All Studies were and, if still pending, are being conducted in all material respects in accordance with all Applicable Laws, good clinical practices, good laboratory practices, human subject protections, the protocols, procedures and controls designed and approved for such Studies, professional medical and scientific standards, and in accordance with any requirement of an IRB or other Person or board responsible for review of such Studies.

(m) All human clinical trials conducted by or on behalf of Seller Parties that are intended to be submitted to Governmental Authorities to support regulatory approval of the Covered Products are conducted in compliance in all material respects with applicable regulations and guidance, and all applicable Laws relating to protection of human subjects, including those contained in 21 CFR Parts 50, 54, 56 and 312. All required approvals and authorizations for clinical trials to proceed have been obtained from an appropriate IRB, and informed consent has been obtained from all subjects enrolled in the studies, in compliance with applicable Laws.

(n) Neither the Seller Parties nor any Affiliate or, to the Knowledge of the Seller Parties, any Counterparty have received or otherwise learned of any complaints, information, or adverse drug experience reports related to a Covered Product that would reasonably have a Material Adverse Effect on the Seller Parties or a Covered Product, or that would reasonably prevent the receipt of a Regulatory Approval.

(o) Except to the extent not required to be conducted in accordance with GMP, all manufacturing operations and the manufacture of any Covered Products by, or on behalf of, the Seller Parties are being conducted and have been conducted in material compliance with applicable Laws and in accordance with GMP. The processes used to produce the Covered Products are adequate to ensure that the Covered Products will conform to the specifications established therefor at the time of production. Seller Parties have not received any material written complaints about the Covered Products. Seller has not conducted any recalls of the Covered Products.

Section 3.13  Material Contracts.

(a)  Section 3.13(a) sets forth all Material Contracts.

(b)  Section 3.13(b) of the Disclosure Schedules sets forth the top five distributors of the Covered Products based upon units sold as of the year ended December 31, 2023 and the six months ended June 30, 2024 (each, a “Material Current Distributor”).

(c) Except for the Material Contracts, (i) there are no In-Licenses or Out-Licenses and (ii) there are no other contracts, agreements or other arrangements (whether written or oral) to which the Seller Parties or any of their Subsidiaries is a party or by which any of their respective assets or properties is bound or committed pursuant to which the Seller Parties or any of their Subsidiaries has rights under any patent or intellectual property rights of any Third Party that are material to the Exploitation of the Covered Products. Attached as Exhibit H-1 is a true, correct and complete copy of the Development Agreement. Attached as Exhibit H-2 is a true, correct and complete copy of the Supply Agreement.

(d) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Seller and, to the Knowledge of the Seller, the Counterparties, enforceable against the Seller and, to the Knowledge of the Seller, the Counterparties in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, general equitable principles and principles of public policy. The Seller is not in breach or violation of or in default under any of the Material Contracts. There is no event or circumstance that, upon notice or the passage of time, or both, would constitute or give rise to any breach or default in the performance of any of the Material Contracts by the Seller or, to the Knowledge of the Seller, the Counterparties.

(e) The Seller Parties have not waived any rights or defaults under the Material Contracts or released the Counterparties, in whole or in part, from any of its obligations under any of the Material Contracts. There are no oral waivers or modifications (or pending requests therefor) in respect of any of the Material Contracts. Neither the Seller nor the applicable Counterparty has agreed to amend or waive any provision of the Material Contracts, and the Seller has not received or submitted any proposal to do so.

(f) No event has occurred that would give the Seller or, to the Knowledge of the Seller, the applicable Counterparty, the right to terminate the applicable Material Contract. The Seller has not received any written notice of an intention by a Counterparty to terminate or breach any of the Material Contracts, in whole or in part, or challenging the validity or enforceability of any of the Material Contracts, or alleging that the Seller or a Counterparty is currently in default of its obligations under any of a Material Contract. To the Knowledge of the Seller, there is and has been no default, violation or breach of a Counterparty under any of the Material Contracts.

Section 3.14  UCC Matters. Except as set forth in Schedule 3.14 of the Disclosure Schedules, the Seller Parent’s exact legal name is, and since its formation has been, “Scilex Holding Company”. The Seller Parent’s principal place of business is located in the State of California. The Seller Parent’s jurisdiction of formation is, and since formation has been, the State of Delaware. The Seller’s exact legal name is, and since formation has been, “Scilex Pharmaceuticals Inc.”. The Seller’s principal place of business is, and since formation has been, located in the State of California. The Seller’s jurisdiction of formation is, and since formation has been, the State of Delaware.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, and only with respect to itself, hereby represents and warrants to the Seller Parties as follows:

Section 4.1 Organization. Murchinson is a corporation, duly organized, validly existing and in good standing under the laws of the Marshall Islands. Oramed is a corporation, duly organized, validly existing and in good standing under the laws of Delaware. 3i is a limited partnership, duly organized, validly existing and in good standing under the laws of Delaware.

Section 4.2 No Conflicts. The execution and delivery by such Purchaser of any of the Transaction Documents to which such Purchaser is a party, the performance by such Purchaser of its obligations hereunder or thereunder or the consummation by such Purchaser of the transactions contemplated hereby or thereby will not (i) contravene, conflict with or violate any term or provision of any of the organizational documents of such Purchaser, (ii) contravene, conflict with or violate, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, in any material respect, any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which such Purchaser or any of its assets or properties may be subject or bound or (iii) result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give any Person any right to exercise any remedy, or accelerate the maturity or performance of, in any material respect, any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which such Purchaser is a party or by which such Purchaser or any of its assets or properties is bound or committed except, in the cause of clause (ii) or (iii), as would not have a material adverse effect with respect to such Purchaser.

Section 4.3 Authorization. Such Purchaser has all necessary corporate and limited partnership power and authority, as applicable, to execute and deliver the Transaction Documents to which such Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which such Purchaser is a party and the performance by such Purchaser of its obligations hereunder and thereunder have been duly authorized by such Purchaser. Each of the Transaction Documents to which such Purchaser is a party has been duly executed and delivered by such Purchaser. Each of the Transaction Documents to which such Purchaser is a party constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and general equitable principles.

ARTICLE V
COVENANTS

The Parties covenant and agree as follows:

Section 5.1 Books and Records; Notices.

(a) The Seller shall keep and maintain, or cause to be kept and maintained, at all times, full and accurate books and records adequate to reflect accurately (i) all financial information received and all amounts paid or received in respect of Net Sales of the Covered Products and (ii) all information (financial and otherwise) in respect of the Exploitation of the Covered Products and the Covered Product Revenue Payments.

(b)  On or prior to each Royalty Payment Date, the Seller shall prepare and deliver a report to each of the Purchasers (the “Royalty Report”) setting forth in reasonable detail:

(i) the calculation of Net Sales for the applicable calendar quarter and calendar year to date, on a country-by-country basis within the Territory;

(ii) the calculation of Purchased Receivables for the applicable calendar quarter and calendar year to date, on a country-by-country basis within the Territory;

(iii) for the applicable calendar quarter and calendar year to date, on a Product-by-Product and country-by-country basis within the Territory, of each Covered Product sold by the Seller, its Affiliates and distributors;

(iv) for the applicable calendar quarter and calendar year to date, the calculation of the Covered Product Revenue Payments payable to the Purchasers in the aggregate, and to each Purchaser individually their Specified Percentage of the Covered Product Revenue Payments during such periods; and

(v) with respect to the Covered Products, on a Product-by-Product and country-by-country basis within the Territory, the foreign currency exchange rate used to calculate the Covered Product Revenue Payment (which shall be the rate of exchange determined in a manner consistent with the Seller’s method for calculating rates of exchange in preparation of the Seller Parent’s annual financial statements in accordance with GAAP).

(c) In addition to the quarterly Royalty Reports to be delivered to the Purchasers pursuant to Section 5.1(b), the Seller shall, on a semi-annual basis, provide a written update to each of the Purchasers regarding the Exploitation of the Covered Products, which shall include without limitation all information relating to the Seller’s Exploitation of the Covered Products as either of the Purchasers shall reasonably request from time to time. Upon the delivery of such semi-annual update by the Seller to the Purchasers, the Seller or either Purchaser may reasonably request to hold one videoconference for the purpose of discussing such semi-annual update. In addition to the foregoing, each of the Purchasers shall have the right, no more than once per calendar year, to request an in-person meeting at the Seller’s office; provided, that, prior written notice shall be provided to the other Purchaser of any such requested meeting and each other Purchaser shall have the opportunity to participate in any meeting requested by another Purchaser. Any such videoconference or meeting shall be at a mutually agreeable reasonable date and time and shall include an executive officer of each of the Seller and the Purchasers. Each of the Seller and the Purchasers shall be solely responsible for their own costs and expenses associated with such videoconferences and meetings, including all travel and accommodations.

(d) Promptly (but in not more than five Business Days) after receipt by the Seller Parties of (i) (x) written notice of the commencement by any Third Party of, or (y) written notice from any Third Party threatening to commence, in either case any action, suit, arbitration proceeding, claim, demand, investigation or other proceeding relating to this Agreement, any of the other Transaction Documents, any Material Contract, any transaction contemplated hereby or thereby or the Purchased Receivables (in any case other than any notice contemplated in Section 5.1(e)), or (ii) any other correspondence relating to the foregoing, the Seller Parties shall (A) notify the Purchasers in writing of the receipt of such notice or correspondence and (B) provide the Purchasers with a written summary of all material details thereof or, to the extent not prohibited by obligations of confidentiality contained in the Material Contracts, respectively, if such notice is in writing, furnish the Purchasers with a copy thereof and any materials reasonably related thereto.

(e)   Promptly (but in not more than five Business Days) after receipt by the Seller Parties of any material written notice, certificate, offer, proposal, correspondence, report or other communication from the applicable Counterparty relating to any Material Contract, the Intellectual Property Rights, the Purchased Receivables, any Covered Product in the Territory, the Material Contracts (in any case, other than any notice contemplated by Section 5.1(b) or Section 5.1(e)), the Seller Parties shall (i) notify the Purchasers in writing of the receipt thereof and provide the Purchasers with a written summary of all material details thereof and (ii) to the extent not prohibited by obligations of confidentiality contained in a Material Contract, respectively, furnish the Purchasers with a copy thereof.

(f) The Seller Parties shall provide the Purchasers with written notice promptly (but in not more than within five Business Days) after obtaining Knowledge of any of the following:

(i) the occurrence of any Bankruptcy Event in respect of the Seller Parties;

(ii) any material breach or default by the Seller Parties of or under any material covenant, agreement or other provision of any Transaction Document;

(iii) the Seller Parties, any Affiliate, any Counterparty or any other Third Party receiving any written notice of audit or regulatory action by a Governmental Authority in the Territory impacting in any material respect any of the Covered Products or the timing, amount or duration of the Purchased Receivables;

(iv) any representation or warranty made by the Seller Parties in this Agreement or any of the other Transaction Documents (or in any certificate delivered by the Seller Parties to the Purchasers pursuant to this Agreement) shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made; or

(v) the occurrence or existence of any change, effect, event, occurrence, state of facts, development or condition that has had, or would reasonably be expected to have, a Material Adverse Effect.

(g) The Seller Parties shall notify the Purchasers in writing not less than 30 days prior to any change in, or amendment or alteration of, the Seller Parties’ (i) legal name, (ii) form or type of organizational structure or (iii) jurisdiction of organization.

(h) The Seller Parties shall notify the Purchasers in writing promptly (but in not more than thirty (30) days) after becoming aware that any material Tax may be required to be withheld with respect to any payment to the Purchasers pursuant to the Agreement.

(i) Without limitation of the foregoing, each Purchaser and its representatives shall have the right for the duration of this Agreement and for three (3) years thereafter, during regular business hours and upon reasonable prior written notice, to access, receive, review and make copies of (i) the books and records of any Seller Party and such other documents and materials as are in the possession or control of any Seller Party, and (ii) such other information as such Purchaser may reasonably request, in each case of (i) and (ii), for such Purchaser’s or its Affiliates’ bona fide auditing, tax, regulatory or legal compliance purposes, including as reasonably related to confirming and/or verifying the economic, contractual and other rights, interests, entitlements, obligations and terms under the Transaction Documents. Upon written request from a Purchaser (or its representatives) any such information, documents or materials shall be furnished in a digital format either via email or in a virtual data room, in each case as reasonably practicable.

Section 5.2  Public Announcement. No Party shall, and each Party shall cause its Affiliates not to, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), issue any press release or make any other public disclosure with respect to this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, except if and to the extent that any such release or disclosure is required by Applicable Law, by the rules and regulations of any securities exchange or market on which any security of such Party may be listed or traded or by any Governmental Authority of competent jurisdiction, in which case, the Party proposing to issue such press release or make such public disclosure shall, to the extent reasonably practicable, (a) provide to the other Parties a copy of such proposed release or disclosure and (b) consider in good faith any comments or changes that the other Party may propose or suggest; provided that a Party may freely make any public disclosure identical to a disclosure previously reviewed by the other Party in accordance with the foregoing clauses (a) and (b). Notwithstanding the foregoing, the Purchasers understand and agree that the Seller Parent intends to file with the SEC a Current Report on Form 8-K describing the material terms of the transactions contemplated by this Agreement and the other Transaction Documents and file some or all of the Transaction Documents as exhibits thereto or to another filing with the SEC, provided, that the Seller shall (a) provide to the Purchasers a draft of such filings with the SEC and (b) consider in good faith any comments or changes that the Purchasers may propose or suggest. The Seller Parties and the Purchasers shall jointly prepare a press release for dissemination promptly following the Closing, such press release to be agreed upon by the Purchasers and the Seller Parent.

Section 5.3 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to execute and deliver such other documents, certificates, instruments, agreements and other writings, take such other actions and perform such additional acts under Applicable Law as may be reasonably requested by the other Party and necessary to implement expeditiously the transactions contemplated by, and to carry out the purposes and intent of the provisions of, this Agreement and the other Transaction Documents, including to (i) perfect the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Receivables to the Purchasers pursuant to this Agreement, (ii) perfect, protect, more fully evidence, vest and maintain in each Purchaser good, valid and marketable rights and interests in and to their respective Specified Percentage of the Purchased Receivables free and clear of all Liens (other than Liens under the Transaction Documents), (iii) create, evidence and perfect each Purchaser’s back-up security interest granted pursuant to Section 2.1(d), and (iv) enable the Purchasers to exercise or enforce any of the Purchasers’ rights under any Transaction Document to which the Purchasers are a party.

(b) The Seller and the Purchasers shall cooperate and provide assistance as reasonably requested by any other Party, at the expense of such other Party (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the Closing Date) to which the other Party, any of its Affiliates or controlling persons or any of their respective officers, directors, managers, employees or controlling persons is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the transactions contemplated hereby or thereby or the Purchased Receivables, but in all cases excluding any litigation brought by the Seller Parties (for themselves or on behalf of any Seller Indemnified Party) against the Purchasers or brought by the Purchasers (in each case, for themselves or on behalf of any Purchaser Indemnified Party) against the Seller Parties.

(c) Each Seller Party shall use its commercially reasonable efforts to comply in all material respects with all Applicable Laws with respect to the Transaction Documents and the Purchased Receivables, except where compliance therewith is being contested by the Seller in good faith by appropriate proceedings.

(d) The Seller Parties shall not enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in any case that would reasonably be expected to conflict with the Transaction Documents or serve or operate to limit, circumscribe or alter any of the Purchasers’ rights under the Transaction Documents (or the Purchasers’ ability to exercise any such rights).

Section 5.4  Patent Prosecution, Enforcement and Defense.

(a) The Seller shall, at the Seller’s expense take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary to diligently preserve and maintain the applicable Intellectual Property Rights, including payment of maintenance fees or annuities. In connection with any actions or decisions by the Seller not to act in respect of matters contemplated by the foregoing sentence, the Seller shall provide advance written notice of all such actions or decisions not to act in order to consult with the Purchasers, and the Seller shall, in good faith, give due consideration to any reasonable suggestions of, the Purchasers.

(b) The Seller shall, at the Seller’s expense, (A) diligently defend and enforce the applicable Intellectual Property Rights against infringement or interference by any other Person, and against any claims of invalidity or unenforceability, in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of any other Person for declaratory judgment of non-infringement or non-interference) and (B) when available and material in respect of any applicable Covered Product, use diligent efforts to obtain or cause to be obtained, as applicable: (i) patents and any corrections, substitutions, reissues and reexaminations thereof and patent term extensions and any other forms of patent term restoration and (ii) any other applicable forms of intellectual property protection. In connection with the Seller’s actions or decisions not to act in respect of matters contemplated by the foregoing sentence, the Seller shall provide advance written notice of all such actions or decisions not to act in order to consult with the Purchasers, if applicable, and, if applicable, allow the Purchasers sufficient time to issue instructions. The Seller shall promptly (but in any event within five Business Days) provide to the Purchasers a copy of any written notice or other documentation received or filed in connection with, or otherwise relating to, any such legal action, suit or other proceeding.

(c) To the extent the Seller enters into any license agreements with respect to the Covered Products, the Seller shall, except to the extent prohibited by obligations of confidentiality contained in such license agreements, promptly (but in any event within five Business Days) after receipt thereof, provide to the Purchasers a copy of all substantive written notices or other documentation relating to the patentability, enforceability, validity, scope or term of the Patents, and shall provide the Purchasers with a copy of drafts of any written material proposed to be filed in response thereto.

(d) The Seller shall promptly (but in any event within five Business Days) after receipt thereof, provide to the Purchasers a copy of all substantive written notices or other documentation relating to the patentability, enforceability, validity, scope or term of the Patents, and shall provide the Purchasers with a copy of drafts of any written material proposed to be filed in response thereto.

(e) The Seller Parties shall not disclaim, cancel or abandon, or fail to take any Commercially Reasonable Action necessary or desirable to prevent the disclaimer, cancellation or abandonment of, any material Intellectual Property Rights.

(f)   The Parties shall bear their own costs and expenses in connection with the actions pursuant to this Section 5.4.

Section 5.5 Inspections and Audits of the Seller Parties. Following the date hereof, upon at least ten Business Days’ written notice, the Purchasers may, during normal business hours, cause an inspection and/or audit by an independent public accounting firm, mutually acceptable to the Purchasers, to be made of the Seller Parties’ books of account for the three calendar years prior to the audit for the purpose of determining the correctness of the calculation of the Covered Product Revenue Payments under this Agreement; provided, however, that no calendar year may be subject to more than one audit unless Specified Breach Event has occurred and is continuing. Upon the Purchasers’ reasonable request, no more frequently than once per calendar year while any Out-License remains in effect, the Seller Parties shall use Commercially Reasonable Efforts to exercise any rights they may have under any Out-License relating to a Covered Product to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of the calculation of the Covered Product Revenue Payments under this Agreement. The Seller Parties shall promptly notify the Purchasers in writing if they initiate an inspection and/or audit of the books of accounts of any counterparty to an Out-License to the extent such inspection and/or audit is related to the Covered Product Revenue Payments, and shall provide to the Purchasers a copy of any report relating thereto within five Business Days of receipt thereof, which copy may be redacted; provided that any redactions to such report shall not include any information necessary to determine the correctness of the calculation of the Covered Product Revenue Payments made under this Agreement. All of the out-of-pocket expenses of any inspection or audit requested by the Purchasers hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) otherwise payable by the Seller Parties shall be borne solely by the Purchasers (in accordance with their respective Specified Percentages), unless the independent public accounting firm determines that Covered Product Revenue Payments previously paid to the Purchasers during the period of the audit were underpaid by an amount greater than five percent of the Covered Product Revenue Payments actually paid during such period, in which case such expenses shall be borne by the Seller Parties. Any such accounting firm or company shall not disclose the confidential information of the Seller Parties or any such licensee relating to a Covered Product to the Purchasers, except to the extent such disclosure is necessary to determine the correctness of Covered Product Revenue Payments or otherwise would be included in a Royalty Report. All information obtained by the Purchasers as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE VIII. If any audit discloses any underpayments by the Seller Parties to the Purchasers, then such underpayment, together with the late fees contemplated by Section 2.3(b), shall be paid by the Seller Parties to the Purchasers (in accordance with their Specified Percentages in the same manner as provided in Section 2.3(a)) within 30 calendar days of such underpayment being so disclosed. If any audit discloses any overpayments by the Seller Parties to the Purchasers, then the Seller Parties shall have the right to credit the amount of the overpayment against each subsequent quarterly Covered Product Revenue Payment due to the Purchasers until the overpayment has been fully applied.

Section 5.6 Diligence. The Seller shall use Commercially Reasonable Efforts to, and shall cause its Affiliates and Counterparties to, prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain Regulatory Approval for the Covered Products in the Territory. The Seller shall not to withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any Regulatory Approval once obtained. Following receipt of Regulatory Approval in any country, the Seller shall use Commercially Reasonable Efforts to Exploit the Covered Products in each such country. The Seller shall maintain, and cause its Affiliates to maintain, compliance in all material respects with all Applicable Laws and all Regulatory Approvals.

Section 5.7 Tax Matters.

(a) All payments to the Seller and Purchasers under this Agreement shall be made without any deduction or withholding for or on account of any Tax unless required by Applicable Law; provided that if any deduction or withholding for or on account of any Purchaser Indemnified Tax is required by Applicable Law to be made, and is made, by any applicable withholding agent in respect of any payment to the Purchasers under this Agreement or to Seller (or its Affiliates) that are attributable to the Purchased Receivables, then the Seller shall, within five Business Days after such deduction or withholding is made, make a payment to the Purchasers so that, after all such required deductions and withholdings are made by any applicable withholding agent (including any deductions and withholdings required with respect to any additional payments under this Section 5.7(a)), the Purchasers receive an amount equal to the amount that they would have received had no withholding of such Purchaser Indemnified Taxes been made.

(b) The Parties agree not to take any position that is inconsistent with the provisions of Section 2.1(b) on any Tax return or in any Tax audit or other administrative or judicial proceeding unless required by Applicable Law or final determination within the meaning of Section 1313 of the Code. If there is an inquiry by any Governmental Authority of the Seller or the Purchasers related to the treatment described in Section 2.1(b), the Parties shall cooperate with each other in responding to such inquiry in a commercially reasonable manner that is consistent with Section 2.1(b).

Section 5.8 Existence. Each Seller Party shall (a) preserve and maintain its existence (provided, however, that nothing in this Section 5.8 shall prohibit the Seller Parties from entering into any merger or consolidation), (b) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing would not reasonably be expected to have a Material Adverse Effect, (c) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such qualifications would reasonably be expected to have a Material Adverse Effect, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Agreement, and (d) comply with its organizational documents, except, in the case of this clause (d), for any non-compliance that would not reasonably be expected to have a Material Adverse Effect.  The Purchasers acknowledge and agree (to the maximum extent permitted under Applicable Law), that each such Purchaser shall not, and shall not cause any other Person to, petition for the bankruptcy of the Seller Parties.

Section 5.9 Additional Sales; Liens.

(a) The Seller Parties shall not create, incur, sell, issue, assume, enforce or suffer to exist any additional revenue interests (or similar economic equivalents) with respect to Net Sales of the Covered Products unless such additional revenue interests (or such economic equivalents) are subordinated to the Purchased Receivables as to payment, security and enforcement. For the avoidance of doubt, subject to compliance with this Section 5.9(a) and subject to and without limitation of any security interest that any Purchaser may have under any other agreement or arrangement with the Company, the Seller Parties may create, incur, sell, issue, assume, enforce or suffer to exist any additional revenue interests (or similar economic equivalents) with respect to Net Sales of the Covered Products without the consent of the Purchasers.

(b) Except as permitted pursuant to Section 5.10 (Change of Control) and Section 5.12 (Out-Licenses for Covered Products), the Seller Parties shall not Dispose of, assign or otherwise transfer, in whole or in part, the Purchased Receivables or any of the Seller Parties’ right, title or interest in or to the Collateral. Except as permitted pursuant to Section 5.12 (Out-Licenses for Covered Products), the Seller Parties shall not transfer, encumber or grant any Lien on the Intellectual Property Rights in the Territory.

Section 5.10 Change of Control. Neither Seller Party shall, directly or indirectly, effectuate or consummate a Change of Control; provided, however, that the Seller Parties may, directly or indirectly, effectuate or consummate if (i) the acquiring Person in such Change of Control (if other than a Seller Party) is a Qualified Party and (ii) to the extent that a Seller Party is party to such Change of Control and is not the surviving Person, such surviving Person expressly assumes all the obligations of the applicable Seller Party under the Transaction Documents to which such Seller Party is party, in which case such surviving Person shall succeed to, and be substituted for, such Seller Party under the Transaction Documents to which such Seller Party is party and such Seller Party shall automatically be released and discharged from its obligations under the Transaction Documents to which such Seller Party is party.

Section 5.11 Material Contracts. The Seller shall comply in all material respects with its obligations under the Material Contracts and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within ten Business Days, after receipt of any written or oral notice by the Seller or Seller Parent with respect to an alleged material breach under any Material Contract, the Seller shall provide the Purchasers a copy (or, in the case of oral notices, a written summary) thereof. The Seller shall use its Commercially Reasonable Efforts to cure any material breaches by it under any Material Contract and shall give written notice to the Purchasers upon curing any such breach. The Seller shall provide the Purchasers with written notice following (and in any event within five Business Days of) becoming aware of a Counterparty’s material breach of its obligations under any Material Contract. The Seller shall not terminate any Material Contract. The Seller shall not make or enter into any amendment, supplement or modification to, or grant any waiver under any provision of, the Development Agreement or the Supply Agreement without the Purchasers’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) to the extent that such amendment, supplement, modification or grant would reasonably be expected to have a material adverse effect on the timing, amount or duration of the Covered Product Revenue Payments. Promptly, and in any event within ten Business Days following the Seller’s notice to a Counterparty to any Material Contract of an alleged breach by such Counterparty under any such Material Contract, the Seller shall provide the Purchasers a copy thereof.

Section 5.12 Out-Licenses for Covered Products.

(a) With respect to Covered Products, the Seller may not enter into Out-Licenses without the Purchasers’ prior written consent.

(b) The Purchasers shall have a first lien security interest in any such Out-License entered into by the Seller in accordance with this Section 5.12 and the receivables thereunder pursuant to the Security Agreement.

Section 5.13 Holding Company.

(a) After the Closing, the Seller shall use its commercially reasonable efforts to obtain all consents and approvals of Third Parties that are necessary to transfer the Collateral to a newly formed and wholly-owned subsidiary of the Seller (the “Holdco”), such Holdco having an operating agreement and other organizational document (the “Holdco Organizational Documents”) in form and substance reasonably acceptable to the Purchasers, which Holdco Organizational Documents shall contain customary separateness representations and covenants. Subject to Section 5.13(c), upon obtaining all consents and approvals of Third Parties that are necessary to transfer the Collateral to the Holdco, the Seller shall (i) effect such transfer pursuant to a contribution agreement in form and substance reasonably acceptable to the Purchasers, (ii) enter into an intercompany license agreement with Holdco pursuant to which Holdco will license the Intellectual Property Rights to Seller to enable Seller to continue to operate with respect to the Covered Products, which license agreement will be in form and substance reasonably acceptable to the Purchasers (iii) enter into a pledge and security agreement with the Purchasers pursuant to which the Seller will pledge the equity interests of the Holdco to the Purchasers, which pledge and security agreement will be in form and substance reasonably acceptable to the Purchasers and (iv) work in good faith with the Purchasers to effect any amendments to this Agreement or the other Transaction Documents as are mutually agreed to be necessary to account for the transfer of the Collateral to the Holdco. Seller shall form Holdco within 45 days following written request from a Purchaser.

(b) If the Seller is unable to obtain the necessary consents to the transfer of any Collateral to the Holdco by the earlier of (i) the first anniversary of the Closing Date and (ii) 45 days following written request from a Purchaser, (x) the Purchasers shall have the right to appoint a designated agent to continue such negotiations with any Third Parties whose consent is required, and (y) the Purchasers shall have the right to direct the Seller to, and if the Purchasers so direct, the Seller shall, transfer such portions of the Collateral to the Holdco as may be transferred without the consent or approval of Third Parties to the Holdco, which transfer will be effected pursuant to a contribution agreement in form and substance reasonably acceptable to the Purchasers. In connection with such a transfer, the Seller will (i) enter into a pledge and security agreement with the Purchasers pursuant to which the Seller will pledge the equity interests of the Holdco to the Purchasers, which pledge and security agreement will be in form and substance reasonably acceptable to the Purchasers and (ii) work in good faith with the Purchasers to effect any amendments to this Agreement or the other Transaction Documents as are mutually agreed to be necessary to account for the partial transfer of the Collateral to the Holdco.

(c) Notwithstanding Section 5.13(a) and Section 5.13(b), the Seller shall have no obligation to actually transfer all or portions of the Collateral to Holdco in accordance with Section 5.13(a) or Section 5.13(b) until the date (the “Payoff Date”) on which the Seller Parent has paid in full all obligations owed under the Oramed Note; provided, however, the foregoing shall in no way limit the Purchasers’ right to cause the Seller to form Holdco and seek applicable consents to transfer Collateral in accordance with Section 5.13(a) and Section 5.13(b) at any time prior to the Payoff Date.

ARTICLE VI
THE CLOSING

Section 6.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m., Eastern Standard Time on the date hereof (the “Closing Date”) by electronic exchange of signatures, or on such other date, at such other time or at such other place, in each case as the Parties mutually agree.

Section 6.2 Closing Deliverables of the Seller Parties. At the Closing, the Seller Parties shall deliver or cause to be delivered to the Purchasers the following:

(a) a counterpart signature page to the Closing Date Bill of Sale, duly executed by the Seller;

(b) an opinion of Paul Hastings LLP, counsel to the Seller Parties, in form and substance reasonably satisfactory to the Purchasers;

(c) a duly executed certificate of an executive officer of the Seller Parties dated as of the Closing Date and (i) attaching copies, certified by such officer as true and complete, of (x) the organizational documents of the Seller Parties and (y) resolutions of the governing body of the Seller Parties authorizing and approving the execution, delivery and performance by the Seller Parties of the Transaction Documents and the transactions contemplated hereby and thereby, (ii) setting forth the incumbency of the officer or officers of the Seller Parties who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers and (iii) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of the Seller Parties’ jurisdictions of organization, stating that the Seller Parties are in good standing under the laws of such jurisdictions;

(d) a counterpart signature page to the Security Agreement duly executed by the Seller;

(e) UCC-1 financing statements to evidence and perfect the sale, assignment, transfer, conveyance and grant of the Purchased Receivables pursuant to Section 2.1 and the back-up security interest granted pursuant to Section 2.1(d);

(f)   the eCapital Payoff Letter;

(g) the Oramed Consent; and

(h) a properly completed and duly executed IRS Form W-9s from the Seller certifying that the Seller is a United States person as defined in Section 7701(a)(30) of the Code and exempt from U.S. federal backup withholding.

Section 6.3 Closing Deliverables of the Purchasers. At the Closing, each Purchaser shall deliver or cause to be delivered to the Seller Parties the following:

(a) a counterpart signature page to the Closing Date Bill of Sale, duly executed by such Purchaser;

(b) a counterpart signature page to the Security Agreement, duly executed by such Purchaser;

(c) such Purchaser’s Specified Percentage of the Closing Payment in accordance with Section 2.2; and

(d) a duly executed IRS Form W-9 or IRS Form W-8, as applicable, from such Purchaser.

Section 6.4 Collection Account; Account Control Agreements.

(a) The Seller will establish the Collection Account within 45 days of the Closing Date for the purpose of depositing all payments to be made by any distributors and account debtors with respect to proceeds arising from sales of Covered Products or any other payments relating to Covered Products. The Seller will instruct all such distributors and account debtors (including any parties to an Out-License entered into pursuant to Section 5.12) to remit any amounts owed to the Seller in respect of the Covered Products to the Collection Account. To the extent any proceeds arising from sales of Covered Products or any other payments related to Covered Products are paid directly to the Seller, the Seller shall remit to the Collection Account all such amounts no less than quarterly.

(b) With respect to any amounts that are deposited in the Collection Account, so long as all payment obligations of any Seller Party to the Purchasers under this Agreement have been made, (i) a minimum of 8% of such amounts shall remain in the Collection Account until the Royalty Payment Date immediately following the date of such deposits and may not be transferred to any other account of the Seller and (ii) any remaining amounts may be disbursed to another account of the Seller from time to time at the direction of the Seller. On each Royalty Payment Date, the Seller shall instruct the Account Bank to disburse to the Purchasers an amount equal to the lesser of (x) the funds on deposit in the Collection Account and (y) the Covered Product Revenue Payment for such Royalty Payment Date. If the amount to be disbursed to the Purchasers on any Royalty Payment Date pursuant to the preceding sentence is less than the Covered Product Revenue Payment to which the Purchasers are entitled, the Seller shall pay the amount of such shortfall to the Purchasers on such Royalty Payment Date.

(c) If an Event of Default (as defined in the Security Agreement) has occurred and is continuing, the Purchasers shall have the right to exercise all of their rights and remedies under ARTICLE VII, the Security Agreement, and the Account Control Agreements.

(d) The Seller shall pay all fees, expenses and charges of the Account Bank pursuant to the terms of the Account Control Agreement by depositing sufficient funds into the Collection Account when such fees, charges and expenses are due. The Seller agrees that all Purchased Receivables deposited into the Collection Account are to be held in trust for the benefit of the Purchasers, and that the Seller disclaims and waives any claim or interest in such Purchased Receivables, so that the Purchasers may be assured of receiving the Purchased Receivables owned by the Purchaser.

(e) The Seller shall have no right to terminate the Collection Account without the Purchasers’ prior written consent.

(f) The Seller and the Purchasers agree to cooperate in good faith after the Closing to account for ex-U.S. sales of the Covered Product in a manner consistent with the spirit of the provisions of this Section 6.4, which may include, without limitation establishing additional Collection Accounts in additional jurisdictions, de-nominated in any currency.

ARTICLE VII
INDEMNIFICATION

Section 7.1 Indemnification by the Seller Parties. The Seller Parties jointly and severally agree to indemnify, defend and hold harmless each of the Purchasers and their respective Affiliates and any or all of their respective partners, directors, trustees, officers, managers, employees, members, agents and controlling persons (each, a “Purchaser Indemnified Party”) harmless from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Purchaser Indemnified Party, whether or not involving a Third Party Claim, arising out of or resulting from (a) any breach of any representation or warranty made by the Seller Parties in any of the Transaction Documents or in any certificate delivered by the Seller Parties to the Purchasers in writing pursuant to this Agreement, (b) any breach of or default under any covenant or agreement of the Seller Parties in any of the Transaction Documents, (c) any Excluded Liabilities and Obligations, (d) any product liability claims relating to a Covered Product, (e) any claims of infringement or misappropriation of any Intellectual Property Rights by any Third Parties against the Purchasers or any of their Affiliates or (f) any brokerage or finder’s fees or commissions or similar amounts incurred or owed by the Seller or any of its Affiliates to any brokers, financial advisors or comparable other Persons retained or employed by any of them in connection with the transactions contemplated by this Agreement. Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by the Seller to such Purchaser Indemnified Party upon demand.

Section 7.2 Indemnification by the Purchasers. The Purchasers severally, and not jointly, agree to indemnify and hold the Seller and its Affiliates and any or all of their respective partners, directors, officers, managers, members, employees, agents and controlling Persons (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Seller Indemnified Party, whether or not involving a Third Party Claim, arising out of (a) any breach of any representation or warranty made by such Purchaser in any of the Transaction Documents or any certificate delivered by such Purchaser to the Seller in writing pursuant to this Agreement, (b) any breach of or default under any covenant or agreement of such Purchaser in any Transaction Document to which such Purchaser is a party or (c) any brokerage or finder’s fees or commissions or similar amounts incurred or owed by such Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement. Any amounts due to any Seller Indemnified Party hereunder shall be payable by such Purchaser to such Seller Indemnified Party upon demand.

Section 7.3 Claims. A claim by an indemnified party under this ARTICLE VII for any matter in respect of which such indemnified party would be entitled to indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party (with a copy, if delivered by one Purchaser (or the Purchaser Indemnified Parties associated with one Purchaser), to the other Purchaser), which notice shall contain (a) a description and the amount of any Losses incurred or suffered or reasonably expected to be incurred or suffered by the indemnified party, (b) a statement that the indemnified party is entitled to indemnification under this ARTICLE VII for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses. For all purposes of this Section 7.3, the Seller shall be entitled to deliver such notice of demand to the Purchasers on behalf of the Seller Indemnified Parties, and each of the Purchasers shall be entitled to deliver such notice of demand to the Seller on behalf of the Purchaser Indemnified Parties.

Section 7.4 Survival. All representations, warranties and covenants made in this Agreement, in any other Transaction Document or in any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing. The rights hereunder to indemnification, payment of Losses or other remedies based on any such representation, warranty or covenant shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Agreement or the Closing) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.

Section 7.5 Remedies. Except in the case of actual fraud, intentional misrepresentation, intentional wrongful acts, intentional breach, bad faith or willful misconduct and except as set forth in Section 10.1 or in the other Transaction Documents and without limitation of any Purchaser's rights under the Security Agreement and the Account Control Agreement, (a) the indemnification afforded by this ARTICLE VII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a Party in connection with any breach of any representation or warranty made by a Party in any of the Transaction Documents or any certificate delivered by a Party to the other Party in writing pursuant to this Agreement or any breach of or default under any covenant or agreement by a Party pursuant to any Transaction Document and (b) each Purchaser acknowledges and agrees that such Purchaser, together with its Affiliates and representatives, has made its own investigation of the Purchased Receivables and the transactions contemplated by the Transaction Documents and is not relying on, and shall have no remedies in respect of, any implied warranties or upon any representation or warranty whatsoever as to the future amount or potential amount of the Purchased Receivables.

Section 7.6 Limitations. Neither any Seller Indemnified Party nor the Purchaser Indemnified Party shall have any liability for, or Losses be deemed to include, any special, punitive or exemplary damages, or any lost profits, whether in contract or tort, regardless of whether the other Party shall be advised, shall have reason to know, or in fact shall know of the possibility of such damages suffered or incurred by any such Seller Indemnified Party or the Purchaser Indemnified Party in connection with this Agreement any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, except to the extent any such damages are actually paid to a Third Party in accordance with Section 7.3. Notwithstanding the foregoing, the limitations set forth in this Section 7.6 shall not apply to any claim for indemnification hereunder in the case of actual fraud, intentional misrepresentation, intentional wrongful acts, intentional breach, bad faith or willful misconduct. The Parties acknowledge and agree that (a) each Purchaser’s Losses, if any, for any indemnifiable events under this Agreement will typically include Losses for Purchased Receivables that such Purchaser was entitled to receive in respect of its ownership of the Purchased Receivables but did not receive timely or at all due to such indemnifiable event and (b) subject to this Section 7.6, such Purchaser shall be entitled to make indemnification claims for all such missing or delayed Purchased Receivables that such Purchaser was entitled to receive in respect of its ownership of the Purchased Receivables as Losses hereunder (which claims shall be reviewed and assessed by the Parties in accordance with the procedures set forth in this ARTICLE VII), and such missing or delayed Purchased Receivables shall not be deemed special, punitive or exemplary damages, or lost profits for any purpose of this Agreement.

Section 7.7 Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this ARTICLE VIII will be treated as an adjustment to the Purchase Price for all Tax purposes to the fullest extent permitted by Applicable Law.

ARTICLE VIII
CONFIDENTIALITY

Section 8.1 Confidentiality. Except as provided in this ARTICLE VIII or otherwise agreed in writing by the Parties, the Parties agree that, during the Payment Term and until the third anniversary of the date of termination of this Agreement, each Party (the “Receiving Party”) shall keep confidential, and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), any information (whether written or oral, or in electronic or other form) furnished to it by or on behalf of the other Party (the “Disclosing Party”) pursuant to this Agreement, including the terms of this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a) was already in the Receiving Party’s possession on a non-confidential basis prior to its disclosure to it by the Disclosing Party, or becomes known to the Receiving Party from a source other than the Disclosing Party and its representatives without any breach of this Agreement, in each case as evidenced by written records (provided that if such information was disclosed to the Receiving Party on a non-confidential basis by a source that is not the Disclosing Party, such source to the knowledge of the Receiving Party had the right to disclose such information to the Receiving Party without any legal, contractual or fiduciary obligation to, any person with respect to such information);

(b) is or becomes generally available to the public other than as a result of an act or omission by the Receiving Party or its Affiliates in breach of this Agreement; or

(c) was independently developed by the Receiving Party, as evidenced by written records, without use of or reference to the Confidential Information or in violation of the terms of this Agreement.

Section 8.2 Permitted Disclosure. In the event that the Receiving Party or its Affiliates or any of its or its Affiliates’ representatives are requested by a governmental or regulatory authority or required by Applicable Law, regulation or legal process (including the regulations of a stock exchange or governmental or regulatory authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, the Receiving Party shall promptly, to the extent permitted by Applicable Law, notify the Disclosing Party in writing of such request or requirement so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy (and if the Disclosing Party seeks such an order or other remedy, the Receiving Party will provide such cooperation, at the Receiving Party’s sole expense, as the Disclosing Party shall reasonably request). If no such protective order or other remedy is obtained and the Receiving Party or its Affiliates or its or its Affiliates’ representatives are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose Confidential Information, the Receiving Party or its Affiliates or its or its Affiliates’ representatives, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that the Receiving Party or its Affiliates or its or its Affiliates’ representatives, as the case may be, are required to disclose and will exercise commercially reasonable efforts, at the Disclosing Party’s sole expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the Receiving Party will not oppose action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding the foregoing, notice to the Disclosing Party shall not be required where disclosure is made (i) in response to a request by a governmental or regulatory authority having competent jurisdiction over the Receiving Party, its Affiliates or its or its Affiliates’ representatives, as the case may be, or (ii) in connection with a routine examination by a regulatory examiner, where in each case such request or examination does not expressly reference the Disclosing Party, its Affiliates, the Purchased Receivables or this Agreement. The Receiving Party may disclose Confidential Information to its Affiliates, its and their employees, directors, officers, contractors, agents, and representatives, and to potential or actual acquirers, merger partners, permitted assignees, investment bankers, investors, limited partners, partners, lenders, or other financing sources (including, in the case of the Seller, any party evaluating the acquisition of any portion of the Purchased Receivables that are not included in the Purchased Receivables), and their respective directors, employees, contractors and agents; provided that such person or entity agrees to confidentiality and non-use obligations with respect thereto at least as stringent as those specified for in this Article VIII. Further, notwithstanding anything contained in this Article VIII to the contrary, the Seller Parties may disclose Confidential Information to the extent such disclosure is reasonably necessary to comply with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or with any rule, regulation or legal process promulgated by the SEC or a stock exchange, subject to the Seller’s obligations set forth in Section 5.2.

Section 8.3 Other Relevant Obligations. In addition to, and without limiting, the Purchasers’ obligations under this Article VIII, the Purchasers shall fully comply with any confidentiality obligations of the Seller or any of their Affiliates under the Material Contracts that are applicable to the Confidential Information.

ARTICLE IX
TERMINATION

Section 9.1 Termination of Agreement.

(a) Except where otherwise expressly provided herein, this Agreement shall terminate six months following receipt by the Purchasers of all payments of the Purchased Receivables to which each Purchaser is entitled hereunder during the Payment Term.

(b) Effect of Termination(c). Upon the termination of this Agreement pursuant to Section 9.1(a), this Agreement shall become void and of no further force and effect; provided, however, that (a) the provisions of Section 5.2, ARTICLE VII, ARTICLE VIII, this ARTICLE IX and ARTICLE X shall survive such termination and shall remain in full force and effect, and (b) nothing contained in this Section 9.1 shall relieve any Party from liability for any breach of this Agreement that occurs prior to such termination.

ARTICLE X
MISCELLANEOUS

Section 10.1 Specific Performance. Each Party acknowledges and agrees that, if it fails to perform any of its obligations under any of the Transaction Documents, the other Parties will have no adequate remedy at law. In such event, each Party agrees that the other Parties shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

Section 10.2 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The mailing addresses and e-mail addresses for such communications shall be:

if to the Seller Parties, to:

Scilex Holding Company

960 San Antonio Road
Palo Alto, CA 94303
Email: jshah@scilexholding.com

with copies to (which shall not constitute notice):

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

Attention: Jeffrey T. Hartlin, Esq.; Elizabeth A. Razzano, Esq.

Email: jeffhartlin@paulhastings.com; elizabethrazzano@paulhastings.com if to Murchinson, to:

Efshar Hataya Ltd
c/o Murchinson Ltd.

4th Floor, 145 Adelaide Street West

Toronto, ON M5H 4E5
Attention: Joshua Fenttiman
Email: jfenttiman@murchinsonltd.com

with copy to (which shall not constitute notice):

and

Morgan, Lewis & Bockius LLP
2222 Market Street
Philadelphia, PA 19103
Attention: Andrew R. Mariniello; Conor F. Larkin
Email: andrew.mariniello@morganlewis.com; conor.larkin@morganlewis.com if to Oramed, to:

Oramed Pharmaceuticals Inc.
1185 Avenue of the Americas, Third Floor
New York, NY 10036
Attn: Nadav Kidron; Avi Gabay
Email:   nadav@oramed.com; avi@oramed.com

with copy to (which shall not constitute notice):

and

Proskauer Rose LLP
11 Times Square

New York, NY 10036
Attention: Phil Kaminski; Grant Darwin

Email: pkaminski@proskauer.com; gdarwin@proskauer.com

if to 3i, to:

3i, LP

2 Wooster Street

2nd Floor,

New York, NY 10013

Attention: Alex Hauff
Email: operations@3ifund.com

Each Party may, by notice given in accordance herewith to the other Party, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 10.3 Successors and Assigns. The Seller shall not be entitled to assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Purchasers. A Purchaser (a “Transferring Purchaser”) may, without the consent of the Seller, following delivery of Transfer Notice and subject to the consent of the Purchasers (not to be unreasonably withheld, conditioned or delayed) assign, sell, transfer or convey (a “Rights Transfer”) any of its rights and delegate any of its obligations under this Agreement without restriction to any entity or entities; provided that consent of the Purchasers to any such Rights Transfer shall automatically be deemed given if Purchasers collectively holding greater than 20% of the Specified Percentage do not deliver a written notice to the Company and the Transferring Purchaser within five Business Days from the delivery of a Transfer Notice expressly indicating that such Purchasers do not consent to the Rights Transfer and specifying the basis for such Purchaser’s withholding of such consent; provided further that no such consent shall be required for any transfer, assignment or conveyance by a Purchaser to another entity that is a controlled Affiliate of such Purchaser or commonly controlled by the same ultimate parent entity as such Purchaser.  As used herein, a “Transfer Notice” means a written notice delivered by a Transferring Purchaser to the Company and each other Purchaser pursuant to this Section 10.3 setting forth the identity of the proposed acquiror or recipient of a Rights Transfer and the material economic and other terms of the proposed Rights Transfer. A Transferring Purchaser shall provide such other information as is reasonably requested by the other Purchasers regarding a proposed Rights Transfer to assist the other Purchasers in determining whether to provide or withhold consent to a Rights Transfer.  Notwithstanding the foregoing, an assignment pursuant to this Section 10.3 shall be permitted only if Seller shall be provided with a properly completed and duly executed IRS Form W-9 or W-8 as applicable for the assignee.

Section 10.4 Independent Nature of Relationship. The relationship between the Seller and the Purchasers is solely that of seller and purchaser, and neither the Seller nor any Purchaser has any fiduciary or other special relationship with the other Party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein or in any other Transaction Document shall be deemed to constitute the Seller and the Purchasers as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Parties agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Authority.

Section 10.5 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the other Transaction Documents, constitute a complete and exclusive statement of the terms of agreement between the Parties, and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties, with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits or Schedules hereto or the other Transaction Documents) has been made or relied upon by any Party.

Section 10.6 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) Each Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the Supreme Court of the State of New York, Borough of Manhattan, for purposes of any claim, action, suit or proceeding arising out of this Agreement, any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, and agrees that all claims in respect thereof shall be heard and determined only in such courts. Each Party agrees to commence any such claim, action, suit or proceeding only in the United States District Court for the Southern District of New York or, if such claim, action, suit or proceeding cannot be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, Borough of Manhattan, and agrees not to bring any such claim, action, suit or proceeding in any other court. Each Party hereby waives, and agrees not to assert in any such claim, action, suit or proceeding, to the fullest extent permitted by Applicable Law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any claim, action, suit or proceeding commenced in such courts is brought in an inconvenient forum. Each Party agrees that a final judgment in any such claim, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each Party acknowledges and agrees that this Section 10.6(b) constitutes a voluntary and bargained-for agreement between the Parties.

(c) The Parties agree that service of process in any claim, action, suit or proceeding referred to in Section 10.6(b) may be served on any Party anywhere in the world, including by sending or delivering a copy of such process to such Party in any manner provided for the giving of notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law. Each Party waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

Section 10.7 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.7.

Section 10.8 Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall remain in full force and effect and be enforceable in accordance with its terms. Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.9 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Any counterpart may be executed by facsimile or other similar means of electronic transmission, including “PDF”, and such facsimile or other electronic transmission shall be deemed an original.

Section 10.10 Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Seller, on the one hand, and the Purchasers, on the other hand. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on any Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.11 No Third Party Rights. Other than the Parties, no Person will have any legal or equitable right, remedy or claim under or with respect to this Agreement or any of the other Transaction Documents. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a Party. The Seller shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Seller Indemnified Parties and the Purchasers shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Purchaser Indemnified Parties.

Section 10.12 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

SELLER PARTIES:

SCILEX PHARMACEUTICALS INC., a Delaware corporation

By:	/s/ Jaisim Shah
	Name:	Jaisim Shah
	Title:	Chief Executive Officer and President

SCILEX HOLDING COMPANY, a Delaware corporation

By:	/s/ Jaisim Shah
	Name:	Jaisim Shah
	Title:	Chief Executive Officer and President

[Signature Page to Purchase and Sale Agreement]

purchaser:

Efshar Hataya Ltd

By:	/s/ Mark Lichtenstein
	Name:	Mark Lichtenstein
	Title:	Authorized Signatory

[Signature Page to Purchase and Sale Agreement]

purchaser:

3i, lp

By:	/s/ Maier J. Tarlow
	Name:	Maier J. Tarlow
	Title:	Manager on Behalf of the GP

[Signature Page to Purchase and Sale Agreement]

purchaser:

ORAMED PHARMACEUTICALS INC.

By:	/s/ Nadav Kidron
	Name:	Nadav Kidron
	Title:	President and Chief Executive Officer

By:	/s/ Josh Hexter
	Name:	Josh Hexter
	Title:	Chief Business and Operating Officer

[Signature Page to Purchase and Sale Agreement]

Exhibit A

Form of Closing Date Bill of Sale

CLOSING DATE BILL OF SALE

This CLOSING DATE BILL OF SALE (this “Bill of Sale”) is dated as of October 8, 2024 by Scilex Pharmaceuticals Inc., a Delaware corporation (the “Seller”), in favor of Efshar Hataya Ltd, a Marshall Islands corporation (“Murchinson”), and Oramed Pharmaceuticals Inc., a Delaware corporation (“Oramed”) and 3i, LP, a Delaware limited partnership (“3i”, and, together with Murchinson and Oramed, collectively, the “Purchasers” and each, individually, a “Purchaser”). Unless otherwise specifically defined herein, each capitalized term used herein shall have the meaning assigned to such term in that certain Purchase and Sale Agreement, dated as of the date hereof (the “Purchase Agreement”).

RECITALS

WHEREAS the Seller and the Purchasers are parties to the Purchase Agreement, pursuant to which, among other things, the Seller has agreed to sell, contribute, assign, transfer, convey and grant to the Purchasers, and the Purchasers have agreed to purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to the Purchased Receivables, for the consideration described in the Purchase Agreement; and

WHEREAS the parties hereto now desire to evidence the transfer of all of the Seller’s right, title and interest in and to the Purchased Receivables from the Seller to the Purchasers pursuant to the Purchase Agreement by the execution and delivery of this instrument.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Purchase Agreement and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. The Seller, by this Bill of Sale, does hereby sell, contribute, assign, transfer, convey and grant to each Purchaser, and each Purchaser does hereby purchase, acquire and accept, all of the Seller’s right, title and interest in and to such Purchaser’s Specified Percentage of the Purchased Receivables.

2. This Bill of Sale: (a) is made pursuant to, and is subject to the terms of, the Purchase Agreement, and (b) shall be binding upon and inure to the benefit of the Seller, the Purchasers and their respective successors and permitted assigns, for the uses and purposes set forth and referred to above, effective immediately upon its delivery to the Purchasers.

3. THIS BILL OF SALE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

4. This Bill of Sale may be executed in any number of counterparts and by facsimile or other electronic transmission, each of which counterpart shall constitute an original and all of which counterparts together shall constitute one and the same instrument.

5. The terms of the Purchase Agreement are incorporated herein mutatis mutandis by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein, and that nothing herein shall be deemed to modify, expand or limit in any way the terms of the Purchase Agreement including any of the representations, warranties, covenants and obligations of the parties thereunder. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the day and year first written above.

SELLER:

SCILEX PHARMACEUTICALS INC.

By:
Name:
Title:

[Signature Page to Closing Date Bill of Sale]

PURCHASER:

Efshar hataya ltd

By:
Name:
Title:

[Signature Page to Closing Date Bill of Sale]

purchaser:

3i, lp

By:
Name:
Title:

[Signature Page to Closing Date Bill of Sale]

PURCHASER:

ORAMED PHARMACEUTICALS INC.

By:
Name:
Title:

[Signature Page to Closing Date Bill of Sale]

Exhibit B

Disclosure Schedules

(See attached.)

Exhibit C

eCapital Payoff Letter

(See attached.)

Exhibit D

Oramed Consent

(See attached.)

Exhibit E

Purchaser Accounts

Exhibit F

Form of Security Agreement

(See attached.)

Exhibit G

Seller Account

Exhibit H-1

Development Agreement

(See attached.)

Exhibit H-2

Supply Agreement

(See attached.)